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                                                                    EXHIBIT 13

                   [Van Kampen Merritt Letterhead]



August 15, 1986



Van Kampen Merritt Tax Free Money Fund*
1001 Warrenville Road
Lisle, Illinois 60532

Dear Sirs:

The initial $100,000 investment by Van Kampen Merritt Inc. in Van Kampen Merritt Tax Free Money Fund will not be redeemed while any organizational expenses remain unamortized unless the proceeds of any redemption of that initial investment are reduced by their pro rata portion of any unamortized organizational expenses. These shares are purchased for investment purposes, and Van Kampen Merritt Inc. has no present intention of selling or publicly distributing these shares.

Sincerely,



By: /s/ Dennis J. McDonnell
   ------------------------
   Senior Vice President

* As of the date of this letter, the Registrant was known as Van Kampen Merritt Tax Free Money Fund. As of the date of this filing, the Registrant is known as Van Kampen American Capital Tax Free Money Fund.